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                       July 16, 2021

       Richard S. Kollender
       President & Chief Financial Officer
       Strongbridge Biopharma plc
       900 Northbrook Drive, Suite 200
       Trevose, PA 19053

                                                        Re: Strongbridge
Biopharma plc
                                                            Form 10-K for the
fiscal year ended December 31, 2020
                                                            Filed March 3, 2021
                                                            File No. 001-37569

       Dear Mr. Kollender:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences